                                                                    Exhibit 99.1

                                  NEWS RELEASE
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846 N. Mart-Way Court, Olathe, Kansas 66061   Phone: 913-647-0158  Fax: 913-647-0132
                                              investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

Contact:          Karl B. Gemperli
                  (913) 647-0158, Phone
                  (913) 647-0132, Fax
                  investorrelations@elecsyscorp.com

ELECSYS CORPORATION'S NTG, INC. SUBSIDIARY ANNOUNCES PRODUCT AND TECHNOLOGY
ACQUISITION

Olathe, Kansas (December 19, 2006) - Elecsys Corporation announced today that its NTG, Inc. subsidiary has acquired the product lines, technology, customer base and intellectual property, including a pending patent application, of
Advanced Monitoring & Control, Inc. of Boynton Beach, FL (AMCI) for
approximately $90,000. AMCI developed wireless remote monitoring technology and provided equipment to the oil and gas pipeline industry for various remote monitoring applications. The combined customer base under NTG will service a total of more than 5,000 existing remote monitoring units deployed in the field.
Combining AMCI's advanced technologies, including its expertise in transporting data via satellite and digital cellular communication networks, with NTG's manufacturing, sales, and customer support organization is expected to provide
NTG with a very competitive product and service offering in its industry. The founders of AMCI, Matt Kuhn and Jack Spruth, have become employees of NTG.

Mike Reed, President of NTG, stated, "The acquisition of AMCI's products and expertise will give our customers immediate access to new digital cellular and satellite communication technologies, opening up new potential for growth. We are excited about the additional expertise that this innovative team brings to
NTG and look forward to offering our remote monitoring solutions to other industries."

"We look forward to joining NTG. Our combined organization now provides a strong combination of technologies and support to our customers in the oil and gas industry," commented Jack Spruth, of AMCI.

Elecsys Corporation is a publicly traded holding company with two wholly owned subsidiaries, DCI, Inc. and NTG, Inc. DCI designs, manufactures, and integrates custom electronic interface solutions for original equipment manufacturers in the aerospace, medical, communications, industrial product, and other industries. DCI has specialized capabilities to design and efficiently manufacture custom electronic assemblies which integrate a variety of interface technologies, such as custom liquid crystal displays, light emitting diode displays, and keypads, with circuit boards and other electronic components. NTG designs, markets, and provides remote monitoring solutions for the gas and oil pipeline industry as well as other industries requiring remote monitoring solutions. For more information, visit our website at www.elecsyscorp.com.

Safe-Harbor statement: The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-KSB for the year ended April 30, 2006. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.